Exhibit 10.2

September 13, 2021

Spire Global Canada Acquisition Corp.

Dear Sirs/Madams:

Re:	Support and Voting Agreement

All capitalized terms used but not otherwise defined in this Support and Voting Agreement (the “Agreement”) shall have the respective meanings ascribed to them in the Arrangement Agreement.

● (the “Shareholder”) understands that Spire Global Canada Acquisition Corp. (“Purchaser” or “you”), Spire Global, Inc. and exactEarth Ltd. (the “Company”) wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating an arrangement (the “Arrangement”) of the Company under section 192 of the Canada Business Corporations Act, which will result in, among other things, the Purchaser acquiring all of the common shares of the Company. The Shareholder is the registered or beneficial owner of that number of common shares (the “Holder Shares”) set forth on Schedule “A” attached to this Agreement.

The Shareholder hereby agrees, from the date hereof until the termination of this Agreement in accordance with its terms:

(a)

to vote or to cause to be voted the Holder Shares, and any other common shares, preferred shares or other securities of the Company directly or indirectly acquired by or issued to the undersigned after the date hereof (including without limitation any common shares issued upon further exercise of options to purchase common shares), if any, (i) in favour of the Arrangement and any other matter necessary for the completion of the Arrangement at the meeting of shareholders of the Company held to consider it or any adjournment or postponement thereof; and (ii) against any proposed action which would reasonably be expected to be likely to impede, interfere with, materially delay or otherwise adversely affect the consummation of the Arrangement;

(b)

not to grant or agree to grant any proxy, power of attorney or other right to vote the Holder Shares, or enter into any voting trust or pooling or other agreement with respect to the calling of meetings of holders of the Shares, including the meeting of holders of Shares to approve the Arrangement, or the giving of any consents or approvals of any kind with respect to the Holder Shares, in each case other than pursuant to this Agreement;

(c)	not to requisition or join in the requisition of any meeting of any of the securityholders of the Company for the purpose of considering any resolution;

(d)

to deliver or to cause to be delivered to the Company, as soon as practicable, and in any event within 10 Business Days, duly executed proxies or voting instruction forms voting in favour of the Arrangement, instructing the holder thereof to vote in favour of the Arrangement Resolution and naming those individuals as may be designated by the Company in the management proxy circular in connection with the meeting of shareholders of the Company at which the Arrangement Resolution will be voted on or any adjournment or postponement thereof and not to take, nor permit any Person on its behalf to take, any action to withdraw, amend or invalidate any proxy or voting instruction form, as the case may be, deposited pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Shareholder might have;

(e)	not to exercise any rights of appraisal, rights of dissent or rights to demand the repurchases of the Holder Shares in connection with the Arrangement;

(f)

not to, directly or indirectly, through any director, officer, employee, consultant, agent, advisor, affiliate or other representative (each, a “Representative”) or otherwise, and shall not permit any such person to: (i) solicit proxies or become a participant in a solicitation in opposition to or competition with Purchaser’s proposed purchase of the Shares as contemplated by the Arrangement; (ii) assist any person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit Purchaser’s proposed purchase of the Shares as contemplated by the Arrangement; (iii) act jointly or in concert with others with respect to the Shares or any other voting securities of the Company for the purpose of opposing or competing with Purchaser’s proposed purchase of Shares as contemplated by the Arrangement; or (iv) initiate, solicit, propose, knowingly encourage, knowingly facilitate or knowingly assist the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal or continue or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or furnish or disclose to any person (other than Purchaser and Parent and their respective Representatives) any information in connection therewith; initiate, solicit, propose, knowingly encourage, knowingly facilitate or knowingly assist any effort or attempt by any other Person to do or seek to do any of the foregoing;

(g)

to, and shall cause each of its affiliates to and will instruct each of its and their Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted heretofore by the Shareholders with respect to any potential Acquisition Proposals;

(h)

shall promptly (and in any event within twenty-four (24) hours) notify Purchaser and Parent (orally at first and then in writing) in the event that the Shareholder or any of its affiliates (excluding the Company) or its Representatives receives (i) an Acquisition Proposal from a Person or group of related Persons; (ii) any request by a Person or group of related Persons for information relating to any potential Acquisition Proposal; or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal by a Person or a group of related Persons. Any such notice required by the preceding sentence shall include the identity of the Person or group of Persons making such proposal, request or inquiry and the terms and conditions thereof (and shall include a copy of any written proposal, inquiry or request); and

(i)	not to, directly or indirectly, sell, transfer, pledge or assign or agree to sell, transfer, pledge or assign any of the Holder Shares or any interest therein.

The Shareholder hereby represents and warrants that

(a)

the Shareholder is the sole registered and/or beneficial owner of the Holder Shares as set out in Schedule “A” attached to this Agreement, with good and marketable title thereto free and clear of any and all encumbrances, mortgages, charges, pledges, security interests, liens, adverse claims and demands or rights of others of any nature or kind whatsoever, and the Shareholder has the sole and exclusive right to vote and sell all of the Holder Shares, and, other than pursuant to this letter agreement, none of the Holder Shares is subject to any proxy, power of attorney, attorney in fact, voting trust, vote pooling, or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind;

(b)

except for the Arrangement Agreement, no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the undersigned of any of the Holder Shares or any interest therein or right thereto;

(c)	the only securities of the Company beneficially owned, directly or indirectly, by the undersigned on the date hereof are the Holder Shares;

(d)

there is no claim, action, audit, investigation, lawsuit, arbitration, mediation or other proceeding in progress or pending or, to the knowledge of the Shareholder, threatened, against or otherwise affecting the Shareholder which could reasonably be expected to impair the ability of the Shareholder to deliver this Agreement and to perform its obligations contemplated hereby;

(e)

(i) the Shareholder has the power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform each of its obligations hereunder; (ii) the execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or equivalent action on the part of the Shareholder; (iii) no other proceedings on the part of the Shareholder are necessary to approve this Agreement or to perform its obligations contemplated hereby; (iv) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due and valid execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding agreement of the Shareholder enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (B) general equitable principles, whether enforceability is considered in a proceeding at law or equity; and (v) the Shareholder is duly organized and validly existing in accordance with the laws of its jurisdiction of formation; and

(f)

the execution, delivery and performance by the Shareholder of this Agreement and the performance of its obligations contemplated hereby do not (i) contravene or conflict with the organizational or governing documents of the Shareholder; (ii) contravene or conflict with or constitute a violation of any provision of any law binding upon or applicable to the Shareholder or its properties or assets; or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of each Shareholder, or result in the creation of any lien on any of the properties or assets of each Shareholder under any agreement, contract, loan or credit agreement, note, bond, mortgage, indenture, lease, license or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or its properties or assets are bound.

The Shareholder consents that the details of this letter agreement may be described in any press release, information circular or other communication prepared by the Company in connection with the Arrangement and in any material change report by the Company in connection with the execution and delivery of this letter agreement and The Shareholder further consents to this letter agreement being made publicly available, including by filing on SEDAR, in accordance with applicable securities laws. Except as required by Law or applicable stock exchange requirements or as otherwise permitted by this Agreement, the Shareholder will not make any public announcement or public statements with respect to the transactions contemplated by this Agreement and the Arrangement Agreement without the prior written approval of Purchaser.

If Purchaser concludes that it is necessary or desirable to proceed with another form of transaction (including a take-over bid or an amalgamation) whereby Purchaser or one of its Affiliates would effectively acquire all of the Common Shares within substantially the same time periods and on economic terms that are equivalent to or better to the Shareholder (including in respect of the tax treatment of the Shareholder pursuant to such transaction) than those contemplated by the Arrangement Agreement (an “Alternative Transaction”), the Shareholder agrees to support, and cause to be supported, the completion of such Alternative Transaction in the same manner as the Arrangement and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction. In the event of any proposed Alternative Transaction, any reference in this Agreement to the Arrangement shall refer to the Alternative Transaction or any resolution in respect thereto, to the extent applicable, all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction.

This Agreement shall terminate and be of no further force and effect upon the earlier of (a) the termination of the Arrangement Agreement in accordance with its terms, (b) Purchaser, without the prior written consent of the Shareholder, changes the amount or form of Consideration set out in the Arrangement Agreement other than to add additional consideration, (c) the mutual agreement in writing of the Shareholder and Purchaser, or (d) the Effective Time.

This letter agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning the same to the Shareholder, upon which this letter as so accepted shall constitute an agreement among us.

Yours truly,

●

Authorized Signing Officer

[Signature Page to Support and Voting Agreement]

Accepted and agreed on this 13th day of September, 2021.

SPIRE GLOBAL CANADA ACQUISITION CORP.
Authorized Signing Officer

[Signature Page to Support and Voting Agreement]

Schedule “A”

Name of Holder	Company Shares
●	●